Exhibit 99.1

MARATHON’S ACQUISITION OF ASHLAND INC.’S INTEREST IN MARATHON ASHLAND PETROLEUM APPROVED BY ASHLAND SHAREHOLDERS

                HOUSTON, June 29, 2005 — Marathon Oil Corporation (NYSE: MRO) has been advised by Ashland Inc. (NYSE: ASH) that its shareholders have approved the previously announced agreement under which Marathon will acquire Ashland’s 38 percent interest in Marathon Ashland Petroleum LLC (MAP), as well as two other complementary businesses, for total consideration of approximately $3.7-3.9 billion.  The closing of the transaction is expected to take place tomorrow, June 30.  Following the closing, Marathon will own 100 percent of MAP.

                In addition to acquiring Ashland’s minority interest in MAP, Marathon also will acquire Ashland’s maleic anhydride business, including the company’s plant located in Neal, West Virginia, adjacent to MAP’s Catlettsburg (Kentucky) refinery, as well as a portion of its Valvoline Instant Oil Change business, consisting of 60 retail outlets located in Michigan and Ohio.  While not part of MAP, these additional businesses are complementary to MAP’s business.

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This release contains forward-looking statements with respect to the completion of the acquisition of Ashland’s 38 percent interest in MAP and certain other businesses. Factors that could affect the acquisition include updated Ashland solvency opinions. The foregoing factors, among others, could cause actual results to differ materially from those set forth in the forward- looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward- looking statements.

In connection with the proposed transfer to Marathon Oil Corporation by Ashland Inc. of its interest in Marathon Ashland Petroleum LLC and other related businesses, each of Marathon, New EXM Inc. and ATB Holdings Inc. has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4, as amended, that included a definitive proxy statement of Ashland and a prospectus of Marathon, New EXM and ATB Holdings. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents filed by Marathon, Ashland, New EXM and ATB Holdings with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement/prospectus and other documents filed by Marathon may also be obtained for free from Marathon by calling Investor Relations at 713-296-4171.

Media Relations Contacts:	Paul Weeditz	713-296-3910
	Scott Scheffler	713-296-4102

Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140